Exhibit 10.1

GLAUKOS CORPORATION

NOTICE OF GRANT OF OPTION

2015 Omnibus Incentive Compensation Plan

The Participant has been granted an option (the “Option”) to purchase certain Shares of Glaukos Corporation (the “Company”) pursuant to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan (the “Plan”), as follows:

Participant:	__________________________
Date of Grant:	April 2, 2018
Vesting Commencement Date:	April 2, 2018
Number of Option Shares:
Exercise Price per Share:	$
Initial Vesting Date:	The date one (1) year after the Vesting Commencement Date
Option Expiration Date:	The date ten (10) years after the Date of Grant
Tax Status of Option:	Nonstatutory Stock Option
Vested Shares:

Except as provided in the Award Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio
	On Initial Vesting Date, provided the Participant’s status as a Service Provider has not terminated prior to such date	1/4
Plus
	For each additional full month of the Participant’s continuous status as a Service Provider from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/48

Capitalized terms not defined herein shall have the meaning as set forth in the Plan.

Upon termination of Participant’s status as a Service Provider, except in the event of Participant’s death or Disability, any portion of the Option that is not vested and exercisable as of such date of termination shall automatically expire in accordance with the Award Agreement.

The Exercise Price represents an amount the Company believes to be no less than the fair market value of a Share as of the Date of Grant, determined in good faith in compliance with the requirements of Section 409A of the Code.  However, there is no guarantee that the Internal Revenue Service will agree with the Company’s determination.  A subsequent IRS determination that the Exercise Price is less than such fair market value could result in adverse tax consequences to the Participant.  By signing below, the Participant agrees that the Company, its Directors, officers and stockholders shall not be held liable for any tax, penalty, interest or cost incurred by the Participant as a result of such determination by the IRS.  The Participant is urged to consult with his or her own tax advisor regarding the tax consequences of the Option, including the application of Section 409A.

By their signatures below, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Plan and the Award Agreement, both of which are attached to and made a part of this document.  The Participant acknowledges receipt of copies of the Plan and the Award Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

GLAUKOS CORPORATION

By:
	Joseph E. Gilliam	Signature
Chief Financial Officer

Address:	229 Avenida Fabricante San Clemente, California 92672	Address:	c/o Glaukos Corporation 229 Avenida Fabricante San Clemente, California 92672

ATTACHMENTS: Glaukos Corporation 2015 Omnibus Incentive Compensation Plan, as amended to the Date of Grant; Award Agreement and Exercise Notice

GLAUKOS CORPORATION

OPTION AWARD AGREEMENT

Glaukos Corporation has granted to the Participant named in the Notice of Grant of Option (the “Grant Notice”) to which this Award Agreement is attached an Option to purchase certain Shares upon the terms and conditions set forth in the Grant Notice and this Award Agreement.  The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference.  By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with the terms and conditions of, the Grant Notice, this Award Agreement and the Plan, (b) accepts the Option subject to all of the terms and conditions of the Grant Notice, this Award Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Grant Notice, this Award Agreement or the Plan.

1.DEFINITIONS AND CONSTRUCTION.

1.1.Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2.Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.TAX CONSEQUENCES.

2.1.Tax Status of Option.  This Option is intended to have the tax status designated in the Grant Notice.

a.Nonstatutory Stock Option.  If the Grant Notice so designates, this Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

2.2.ISO Fair Market Value Limitation. If the Grant Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to the Participant under all stock plans of the Company, including the Plan) becomes exercisable for the first time during any calendar year for Shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount will be treated as Nonstatutory Stock Options.  For purposes of this Subsection 2.2, Options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of the Shares is determined as of the time the Option with respect to such Shares is granted.  If the Code is amended to provide for a different limitation from that set forth in this Subsection 2.2, such different limitation shall be deemed incorporated herein effective as of the date required or permitted by such amendment to the Code.  If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Subsection 2.2, the Participant may designate which portion of such Option the Participant is exercising.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Separate certificates representing each such portion shall be issued upon the exercise of the Option.  (NOTE TO PARTICIPANT: If the aggregate Exercise Price of the Option (that is, the Exercise Price multiplied by the Number of Option Shares) plus the aggregate exercise price of any other Incentive Stock Options you hold (whether granted pursuant to the Plan or any other stock plan of the Company) is greater than $100,000, you should contact the Stock Administrator of the Company to ascertain whether the entire Option qualifies as an Incentive Stock Option.)

2.3.Notice of Sales Upon Disqualifying Disposition.  The Participant shall dispose of the Shares acquired pursuant to the Option only in accordance with the provisions of this Award Agreement.  In addition, if the Grant Notice designates this Option as an Incentive Stock Option, the Participant shall (a) promptly notify the Administrator for the Company if the Participant disposes of any of the Shares acquired pursuant to the Option within one (1) year after the date the Participant exercises all or part of the Option or within two (2) years after the Date of Grant and (b) provide the Company with a description of the circumstances of such disposition.  Until such time as the Participant disposes of such Shares in a manner consistent with the provisions of this Award Agreement, unless otherwise expressly authorized by the Company, the Participant shall hold all Shares acquired pursuant to the Option in the Participant’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Grant.  At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing Shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers.  The obligation of the Participant to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

3.TERMINATION AS A SERVICE PROVIDER.

3.1.Termination for Reasons Other Than Cause, Death, Disability. If the Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date ninety (90) days following the Participant’s termination as a Service Provider or (b) the Expiration Date.

3.2.Termination for Cause. If the Participant ceases to be a Service Provider upon the Participant’s termination for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3.Termination Due to Death or Disability. If the Participant ceases to be a Service Provider as a result of the Participant’s death or Disability, (i) the unvested portion of the Option will become one hundred percent (100%) vested on the date of Participant’s termination of Service due to death or Disability, and (ii) the Participant (or the Participant’s estate or beneficiary, if applicable) may exercise the vested portion of the Option (including the portion that became vested due to the Participant’s death or Disability), but only within such period of time ending on the earlier of (a) the date twelve (12) months following the Participant’s termination as a Service Provider or (b) the Expiration Date.

For purposes of this Subsection 3.3, “Disability” will be determined in accordance with the standards and procedures of the then-current long term disability plan maintained by the Company, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Company.

4.MANNER OF EXERCISE.

4.1.Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s estate or beneficiary, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Administrator.

4.2.Payment of Exercise Price. The Exercise Price per Share set forth above shall be payable in full at the time of exercise in cash, or by such other method as the Administrator may approve in its sole discretion.

4.3.Withholding. Prior to the issuance of shares upon the exercise of the Option, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.

4.4.Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the Shares registered in the name of the Participant, the Participant’s authorized assignee, or the Participant's legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto.

5.NO RIGHT TO CONTINUED EMPLOYMENT; NO RIGHTS AS SHAREHOLDER.

Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Director or consultant of the Company.  Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate the Participant as a Service Provider at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any Shares subject to the Option prior to the date of exercise of the Option.

6.TRANSFERABILITY.

The Option is not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

7.ADJUSTMENTS; CHANGE IN CONTROL.

The provisions of the Plan applicable to Adjustments and a Change in Control or other corporate transaction, as described in Section 12 of the Plan, shall apply to the Option.

8.TAX LIABILITY AND WITHHOLDING.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.

9.COMPLIANCE WITH LAW.

The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.GOVERNING LAW.

This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

11.SEVERABILITY.

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

12.NO IMPACT ON OTHER BENEFITS.

The value of the Participant's Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

2015 Omnibus Incentive Compensation Plan

Participant:	Date:

NONSTATUTORY OPTION EXERCISE NOTICE

1.Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Glaukos Corporation (the “Company”) pursuant to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan (the “Plan”), my Notice of Grant of Option (the “Grant Notice”) and my Award Agreement as follows:

Date of Grant:                                            ___________________

Number of Option Shares:                         ___________________

Exercise Price per Share:                           $__________________

2.Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares, in accordance with the Grant Notice and the Award Agreement:

Total Vested Shares Purchased:                ___________________

Total Exercise Price                                  $__________________

(Total Shares  X  Price per Share)             $__________________

3.Delivery of Payment. I herewith deliver to the Company the Total Exercise Price for the Shares, via the following payment method:

[ ] cash

[ ] check payable to Glaukos Corporation

[ ] surrender of Shares (requires pre-approval by Administrator)

[ ] “net exercise” transaction, which, to the extent permitted by Company, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price (only available during an open trading window or via a 10b5-1 plan)

4.Tax Withholding.  I authorize payroll withholding, net-share withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option.

5.Notice of Disqualifying Disposition.  If the Option is an Incentive Stock Option, I agree that I will promptly notify the Chief Financial Officer of the Company if I transfer any of the Shares within one (1) year from the date I exercise all or part of the Option or within two (2) years of the Date of Grant.

6.Tax Consultation.  I hereby acknowledge that I understand that I may suffer adverse tax consequences as a result of my purchase or disposition of the Stock.  I hereby represent that I am not relying on the Company for any tax advice.

7.Delivery of Shares. I hereby instruct the Company to issue the Shares subject to this exercise as follows:

[ ]	Delivery of Shares to a Direct Registration System account with American Stock Transfer and Trust Company, LLC

or

[ ]	Delivery of Shares via DWAC to Participant’s Broker (not available for unvested shares)
Broker’s Name:
Broker’s Address:

Broker’s Telephone:
Broker’s DTC number:
Grantee’s account number:

8.Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued

9.Governing Law; Severability. This Exercise Notice is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

10.        Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

11.        Entire Agreement. The applicable Plan, the applicable Notice(s) and the applicable Option Agreement(s) are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and me respect to the subject matter hereof, and may not be modified adversely to my interest except by means of a writing signed by the Company and me. Nothing in the Plan, the applicable Notice(s) and the applicable Option Agreement(s) and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.

Submitted by:	Accepted by:

PARTICIPANT:	GLAUKOS CORPORATION

Print Name	By:
Joseph E. Gilliam Chief Financial Officer
(Signature)

Address:	Address:	229 Avenida Fabricante San Clemente, California 92672

Social Security #

SPOUSAL CONSENT

I, ______________________, spouse of Participant, have read and hereby approve the foregoing Agreement.  In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall hereby be similarly bound by the Agreement.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.